                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           Varian Medical Systems, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                          VARIAN MEDICAL SYSTEMS, INC.

                         [VARIAN MEDICAL SYSTEMS LOGO]

                                3100 HANSEN WAY
                              PALO ALTO, CA 94304

                                                               December 26, 2001

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Varian Medical Systems, Inc. to be held on Thursday, February 14, 2002 at 1:00 p.m. at the Sheraton Palo Alto, Sequoia/Oak conference room, 625 El Camino Real, Palo Alto, California.

     The Secretary's formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions.

     We hope that you can join us. However, whether or not you plan to be there, please sign and return your proxy card in the enclosed envelope as soon as possible so that your vote will be counted.

                                             Sincerely,

                                  /s/ Richard M. Levy

                                             Richard M. Levy
                                             President and Chief Executive
                                             Officer

                          VARIAN MEDICAL SYSTEMS, INC.
                                3100 HANSEN WAY
                              PALO ALTO, CA 94304

                                                               December 26, 2001

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders at the Sheraton Palo Alto, Sequoia/Oak conference room, 625 El Camino Real, Palo Alto, California on Thursday, February 14, 2002 at 1:00 p.m.

     At this meeting we will ask you:

     -  to elect two directors; and

     -  to transact any other business that properly comes before the meeting.

     Your Board of Directors has selected December 17, 2001 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders as of that date will be available for inspection during normal business hours at our offices at 3100 Hansen Way, Palo Alto, California, for ten days before the meeting.

     This Proxy Statement, a proxy card and our 2001 Annual Report are being distributed on or about December 26, 2001 to those entitled to vote.

                                             By Order of the Board of Directors

                                  /s/ Joseph B. Phair

                                             Joseph B. Phair
                                             Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION.........................................    1
     Nominees for Election for Three-Year Term Ending with
      the 2005 Annual Meeting...............................    3
     Directors Continuing in Office Until the 2003 Annual
      Meeting...............................................    3
     Directors Continuing in Office Until the 2004 Annual
      Meeting...............................................    4
     Committees of the Board of Directors; Meetings.........    4
STOCK OWNERSHIP.............................................    6
     Beneficial Ownership of Certain Stockholders, Directors
      and Executive Officers................................    6
COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE
  OFFICERS..................................................    7
     Compensation of Directors..............................    7
     Compensation of the Named Executive Officers--Summary
      Compensation Table....................................    8
     Options/SAR Grants in Last Fiscal Year.................    9
     Aggregated Options/SAR Exercises in Last Fiscal Year
      and Fiscal Year-End Options/SAR Values................    9
     Deferred Compensation Plan.............................    9
     Change in Control Agreements...........................   10
ORGANIZATION AND COMPENSATION COMMITTEE REPORT..............   10
AUDIT COMMITTEE REPORT......................................   13
PERFORMANCE GRAPHS..........................................   14
INDEPENDENCE OF ACCOUNTANTS.................................   16

                              GENERAL INFORMATION

Q:  WHO IS SOLICITING MY PROXY?

A: The Board of Directors--the Board--of Varian Medical Systems--the Company--is sending you this Proxy Statement in connection with our solicitation of proxies for use at the 2002 Annual Meeting of Stockholders--the Annual Meeting. Certain directors, officers and employees also may solicit proxies on our behalf by mail, phone, fax or in person. Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey, 07072-2586, may be hired to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:  WHO IS PAYING FOR THIS SOLICITATION?

A: Varian Medical Systems will pay for the solicitation of proxies. The Company's directors, officers and employees will not receive extra remuneration. The Company would pay Georgeson not more than $25,000 plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:  WHAT AM I VOTING ON?

A: The election of Richard M. Levy and Burton Richter to the Board. Dr. Richter intends to retire following the first year of the term to which he has been nominated. He has agreed to the Board's request that he stand for election at this Annual Meeting in order to provide continuity for the Company's operations for an additional year following the spin-off to our stockholders in 1999 of our instruments and semiconductor equipment businesses. Upon Dr. Richter's retirement, the Board will nominate an individual for election by the stockholders to serve the remaining two years of Dr. Richter's term.

Q:  WHO CAN VOTE?

A: Only those people who owned the Company's common stock at the close of business on December 17, 2001, the record date for the Annual Meeting, may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:  HOW DO I VOTE?

A: You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person--by voting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy. If you sign and return your proxy card in time, the individuals named as proxyholders will vote your shares as you instruct. If you sign and return your proxy card but do not mark your voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director.

Q:  WHAT CONSTITUTES A QUORUM?

A: On the record date, Varian Medical Systems had 33,637,166 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the meeting are present in person or represented by proxy. We include the shares of persons who abstain in determining those present and entitled to vote, but exclude shares held by brokers in "street" or "nominee" name when the broker indicates that you have not voted and it lacks discretionary authority to vote your shares on any matter (i.e., "broker non-votes").

Q:  WHAT VOTE IS NEEDED?

A: The nominees receiving the most votes are elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor would a broker "non-vote" affect the outcome of the election.

Q:  CAN I VOTE ON OTHER MATTERS?

A: Our by-laws limit the business conducted at any annual meeting to (1) business in the notice of the meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has notified our Secretary in writing (at our Palo Alto headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year's annual meeting. The notice must briefly describe the business to be brought and the reasons; give the name, address and number of shares owned by the stockholder of record and any beneficial holder for which the proposal is made; and identify any material interest the stockholder of record or any beneficial owner has in the business.

    We do not expect any matters other than the election of the directors to come before the Annual Meeting. If any other matter is presented, your signed proxy card gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934--the Exchange Act--(which would include matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of last year's proxy statement).

Q:  WHEN ARE STOCKHOLDER PROPOSALS DUE FOR THE 2003 ANNUAL MEETING?

A: To be considered for presentation in the proxy statement for our 2003 Annual Meeting of Stockholders, a stockholder proposal must be received no later than August 30, 2002.

Q:  HOW DO I NOMINATE SOMEONE TO BE A DIRECTOR?

A: A stockholder may recommend nominees for director by notifying our Secretary in writing (at our Palo Alto headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year's annual meeting. The notice must include the full name, age, business and residence addresses, principal occupation or employment of the nominee, the number of shares of Varian Medical Systems common stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Exchange Act and the nominee's written consent to the nomination and to serve, if elected.

Q: DOES THE RECENTLY ANNOUNCED STOCK DIVIDEND AFFECT THE PROXY STATEMENT OR THE ANNUAL MEETING?

A: On November 16, 2001, the Board declared a two for one stock split, in the form of a 100 percent stock dividend, to stockholders of record on December 10, 2001, payable on January 15, 2002. Because the stock dividend will not be paid until after the record date for the Annual Meeting, this dividend does not affect the share amounts in this Proxy Statement (all of which relate to earlier dates and periods) or the voting at the Annual Meeting.

Q:  WILL THE AUDITORS BE AT THE MEETING?

A: PricewaterhouseCoopers LLP, our fiscal year 2001 auditors, also will be our auditors in fiscal year 2002. A PricewaterhouseCoopers LLP representative will attend the meeting, have the opportunity to make a statement if he or she desires and will be available to answer appropriate questions.

                             ELECTION OF DIRECTORS

     Varian Medical Systems' Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect two individuals to serve as directors for three-year terms which expire at the 2005 Annual Meeting. Each of the nominees is now a member of the Board of Directors.

     Dr. Richter intends to retire following the first year of the term to which he has been nominated. He has agreed to the Board's request that he stand for election at this Annual Meeting in order to provide continuity for the Company's operations for an additional year following the spin-off to our stockholders in 1999 of the instruments and semiconductor equipment businesses. Upon Dr. Richter's retirement, the Board will nominate an individual for election by the stockholders to serve the remaining two years of Dr. Richter's term.

     The individuals named as proxyholders will vote your proxy for the election of the two nominees unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute. We recommend a vote FOR each nominee.

     Below are the names and ages of the Company's directors, the years they became directors, their principal occupations or employment for at least the past five years and directorships they hold in other public companies.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM ENDING WITH THE 2005 ANNUAL MEETING

     -  Richard M. Levy          Age 63, a director since 1999. Our President
                                 and Chief Executive Officer since April 2,
                                 1999; our Executive Vice President responsible for our medical systems business from 1990 to April 2, 1999. Also a director of
                                 Pharmacyclics, Inc.

     -  Burton Richter           Age 70, a director since 1990. Paul Pigott
                                 Professor in Physical Sciences at Stanford
                                 University since 1980. Director of the Stanford
                                 Linear Accelerator Center from 1984 to 1999.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

     -  David W. Martin, Jr.     Age 61, a director since 1994. President and
                                 Chief Executive Officer of Eos Biotechnology,
                                 Inc. (a biotechnology company) since 1997; from 1995 to 1996, Chief Executive Officer and a director of LYNX Therapeutics, Inc. (a biotechnology company); from 1994 to 1995, Senior Vice President of Chiron Corporation and
                                 President of Chiron Therapeutics (a
                                 biotechnology company); and from 1990 through 1993, Executive Vice President for Research and
                                 Development at The Du Pont Merck Pharmaceutical
                                 Company. Also a director of Cubist
                                 Pharmaceuticals, Inc. and Telik, Inc.

     -  Richard W. Vieser        Age 74, a director since 1991. Retired;
                                 Chairman of our Board of Directors since April
                                 2, 1999; Chairman of the Board, Chief Executive
                                 Officer and President of Lear Siegler, Inc. (a diversified manufacturing company) from 1987 to 1989. Also a director of Harvard Industries,
                                 Inc., International Wire Group, Inc., Apogent
                                 Technologies Inc. and Viasystems Group, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

     -  John Seely Brown         Age 61, a director since 1998. Vice President
                                 of Xerox Corporation since 1986 and Chief
                                 Scientist since 1992. Director of the Xerox
                                 Palo Alto Research Center from 1990-2000. Chief
                                 Innovation Officer of 12 Entrepreneuring since
                                 June 2000. Also a director of Corning
                                 Incorporated and Polycom.

     -  Samuel Hellman           Age 67, a director since 1992. A. N. Pritzker
                                 Distinguished Service Professor in the
                                 Department of Radiation and Cellular Oncology at the University of Chicago since 1993. From
                                 1988 to 1993, Dean of the University's Division of Biological Sciences and its Pritzker School of Medicine, Vice President of the University's
                                 Medical Center and the A. N. Pritzker Professor in the Department of Radiation and Cellular
                                 Oncology.

     -  Terry R. Lautenbach      Age 63, a director since 1993. Retired; Senior
                                 Vice President of International Business
                                 Machines Corporation from 1988 to 1992;
                                 responsible for IBM's worldwide manufacturing and development, and North American marketing and services from 1990 to 1992; served on IBM's
                                 Management Committee in 1991 and 1992. Also a director of Air Products and Chemicals, Inc.,
                                 CVS Corporation, and Footstar, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     We have five standing committees:

     Executive Committee

     -  Acts on matters when a meeting of the full Board is impracticable.

     - Has all the powers of the Board except those powers reserved by law to the full Board.

     The current members are John Seely Brown, Richard M. Levy and Richard W. Vieser (Chairman). The Executive Committee did not meet in fiscal year 2001, but conducted all of its business by unanimous written consent.

     Nominating and Corporate Governance Committee

     - Identifies and recommends to the Board, potential nominees to the Board, including stockholder suggestions, and recommends Board committee assignments.

     -  Sets performance goals for the Board and assesses Board performance.

     - Reviews policies affecting directors, including external developments in corporate governance.

     The current members are John Seely Brown, Samuel Hellman, Burton Richter and Richard W. Vieser (Chairman). The Nominating and Corporate Governance Committee met twice in fiscal year 2001.

     Stock Grant Committee

     - Grants and administers stock options, restricted stock and other awards, subject to certain limitations, to non-officers of the Company.

     The current members are Richard M. Levy (Chairman) and Burton Richter. The Stock Grant Committee did not meet in fiscal year 2001, but conducted all of its business by unanimous written consent.

     Audit Committee

     - Evaluates the independence and performance of the independent auditors and recommends their selection and replacement.

     - Reviews the Company's quarterly and annual financial statements with management and the independent auditors.

     - Considers significant financial reporting issues and major changes to accounting principles.

     The current members are Terry R. Lautenbach (Chairman), David W. Martin, Jr. and Richard W. Vieser. The Audit Committee met four times in fiscal year 2001.

     Organization and Compensation Committee

     -  Administers the Company's stock and cash incentive plans.

     - Determines the compensation of the President and Chief Executive Officer and the other senior executives.

     - Recommends the establishment of policies dealing with various compensation and employee benefit plans.

     The current members are John Seely Brown, Samuel Hellman, Terry R. Lautenbach, David W. Martin, Jr., Burton Richter and Richard W. Vieser (Chairman). The Organization and Compensation Committee met four times in fiscal year 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the Company's executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive offers serving on the Company's Board or Compensation Committee.

                                STOCK OWNERSHIP

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

     This table shows as of December 3, 2001: (1) the beneficial owners of more than 5% of the common stock and the number of shares they beneficially owned; and (2) the number of shares each director, each executive officer named in the Summary Compensation Table on page 8 and all directors and executive officers as a group beneficially owned, as reported by each person. Except as noted, each person has sole voting and investment power over the shares shown in this table.

                                                                     AMOUNT AND NATURE OF
                                                                         COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                              -----------------------------------
                                                                NUMBER OF SHARES       PERCENT OF
                                                              BENEFICIALLY OWNED(1)      CLASS
                                                              ---------------------    ----------
STOCKHOLDERS
IG Investment Management Ltd.; Investors Group Trust Co.
  Ltd.;
  Investors Group, Inc.; Investors Group Trustco Inc........        2,999,750(2)          8.90
  One Canada Centre
  447 Portage Avenue
  Winnipeg, Manitoba R3C 3B6
DIRECTORS AND OTHER NAMED EXECUTIVE OFFICERS
John Seely Brown............................................           35,048(3)             *
Samuel Hellman..............................................           28,161(4)             *
Terry R. Lautenbach.........................................           47,398(5)             *
David W. Martin, Jr.........................................           41,676(6)             *
Burton Richter..............................................           28,690(7)             *
Richard W. Vieser...........................................          158,499(8)             *
Richard M. Levy.............................................          818,122(9)          2.37
Elisha W. Finney............................................           81,183(10)            *
John C. Ford................................................          146,501(11)            *
Timothy E. Guertin..........................................          205,974(12)            *
Joseph B. Phair.............................................          158,605(13)            *
All directors and executive officers as a group (13
  persons)..................................................        1,838,305(14)         5.19

------------------
  * The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 3, 2001.
 (1) Includes shares the officers and directors could acquire under exercisable stock options within 60 days of December 3, 2001. Based on 33,721,956 shares outstanding on December 3, 2001.
 (2) Based on a Schedule 13G/A dated as of December 31, 2000, each of these entities has shared voting and disposition power over all of these shares. According to the Schedule 13G/A, Power Financial Corporation owns 67.8% of the common stock of the Investors Group, Inc. Power Corporation of Canada, of which Paul Desmaris controls 67.7% of the voting power, owns 67.5% of the common stock of Power Financial Corporation. Any of Mr. Desmaris or these entities may therefore be deemed to beneficially own the shares referenced.
 (3) Includes 34,848 shares which may be acquired under exercisable stock options.
 (4) Includes 22,390 shares which may be acquired under exercisable stock options.
 (5) Includes 42,133 shares which may be acquired under exercisable stock options.
 (6) Includes 40,676 shares which may be acquired under exercisable stock options.
 (7) Includes (a) 24,090 shares which may be acquired under exercisable stock options and (b) 3,800 shares held in a trust of which Dr. Richter is co-trustee with his wife, as to which voting and investment powers are shared with Dr. Richter's wife.

 (8) Includes 149,985 shares which may be acquired under exercisable stock options.
 (9) Includes (a) 734,599 shares which may be acquired under exercisable stock options and (b) 83,523 shares held in a trust of which Dr. Levy is co-trustee with his wife, as to which voting and investment powers are shared with Dr. Levy's wife.
(10) Includes 76,298 shares which may be acquired under exercisable stock options.
(11) Includes 140,151 shares which may be acquired under exercisable stock options.
(12) Includes 196,970 shares which may be acquired under exercisable stock options.
(13) Includes (a) 133,595 shares which may be acquired under exercisable stock options, (b) 915 shares held by Mr. Phair's first son and (c) 1,910 shares held by Mr. Phair's second son. Mr. Phair shares voting and investment powers over the 915 shares held by his first son and the 1,910 shares held by his second son.
(14) Includes (a) 1,673,333 shares which may be acquired under exercisable stock options and (b) 90,822 shares as to which voting and/or investment power is shared (see footnotes).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Varian Medical Systems common stock must report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission--SEC. The SEC has designated specific due dates for these reports and the Company must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on its review of copies of the reports filed with the SEC and written representations of its directors and executive officers, the Company believes all persons subject to reporting filed the required reports on time in fiscal year 2001.

           COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Annual Compensation. Our non-employee Chairman of the Board receives an annual retainer of $70,000. Each other director who is not a Varian Medical Systems employee--an "outside director"--currently receives an annual retainer of $30,000, plus $1,000 for each Board and committee meeting the director attends. Directors who are employees receive no compensation for their services as directors.

     Directors may convert their annual retainer to options to purchase the Company's common stock at the rate of $1 cash to $4 of stock options, at a price equal to the fair market value of the common stock on the grant date. These options are immediately exercisable and expire ten years after the grant date unless terminated earlier. Beginning September 30, 2000 directors could alternatively elect to defer their retainer and/or meeting fees under our Deferred Compensation Plan. See "Deferred Compensation Plan" below.

     During fiscal year 2001, we paid to directors (or deferred on their behalf) a total of $283,000 in fees. We also reimbursed the directors for their out-of-pocket expenses in attending Board and committee meetings. The Board met four times in fiscal year 2001. Each director attended at least 75% of the total Board and applicable committee meetings.

     Stock Options. A non-employee Chairman of the Board receives an initial non-qualified stock option to acquire 100,000 shares of the Company's common stock when first appointed or elected to the Board. Each outside director receives an initial non-qualified stock option to acquire 10,000 shares of the Company's common stock when first appointed or elected to the Board. All outside directors receive annually thereafter a non-qualified stock option to acquire 5,000 shares of the common stock. (These numbers of shares will be adjusted after the stock dividend to reflect its effect.)

    COMPENSATION OF THE NAMED EXECUTIVE OFFICERS--SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                    ----------------------------------   ---------------------------------
                                                                                 AWARDS            PAYOUTS
                                                                         -----------------------   -------
                                                                                      SECURITIES
                                                                         RESTRICTED   UNDERLYING
                                                          OTHER ANNUAL     STOCK       OPTIONS/     LTIP      ALL OTHER
                                    SALARY      BONUS     COMPENSATION    AWARD(S)       SARS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)      ($)(1)        ($)(2)        ($)(3)       (#)(4)     ($)(5)       ($)(6)
---------------------------  ----   -------   ---------   ------------   ----------   ----------   -------   ------------
Richard M. Levy............  2001   627,656   1,059,066     122,981      1,038,503     425,000           0       74,129
  President and Chief        2000   562,430     828,704      32,630              0           0           0       50,192
  Executive Officer          1999   450,451     535,436      43,101         79,800     400,000     503,535       80,139
Elisha W. Finney...........  2001   245,586     253,881      35,104        519,391      90,000           0       23,990
  Chief Financial            2000   217,324     296,995       9,806              0           0           0       17,421
  Officer                    1999   159,044     108,937       5,874         31,703      43,000      58,500       13,335
John C. Ford...............  2001   260,860     249,796       5,912        519,391      90,000           0       28,961
  Corporate Vice             2000   252,320     257,176       6,831              0           0           0       20,983
  President                  1999   228,306     171,027           0              0      52,000           0       40,560
Timothy E. Guertin.........  2001   292,228     352,827      15,297        559,353     100,000           0       33,425
  Corporate Vice             2000   268,056     338,533      35,010              0           0           0       24,795
  President                  1999   245,192     218,274       9,554         45,600      88,000     254,970       46,141
Joseph B. Phair............  2001   257,312     258,851       2,434        519,391      90,000           0       27,180
  Corporate Vice             2000   247,328     223,860       5,472              0           0           0       16,042
  President,                 1999   134,590     111,973     149,843         45,600      70,000     339,668    1,667,436
  Administration, Secretary
  and General Counsel

------------------

(1) Consist of Management Incentive Plan and Employee Incentive Plan awards in 2001 and 2000, and Management Incentive Plan and Cash Profit-Sharing Plan payments in 1999, and (in some cases) special cash bonuses. Amounts for 2001 include amounts deferred under the Deferred Compensation Plan. See "Deferred Compensation Plan" below.

(2) Consists of amounts reimbursed for the payment of taxes on certain perquisites and personal benefits and (in some cases) cash payments for unused accrued vacation time. The amounts for Dr. Levy also include aggregate incremental costs for perquisites and personal benefits (including $30,794 for tax and financial planning in 2001). The amounts for Mr. Phair also include aggregate incremental costs for perquisites and personal benefits (including $52,671 for the purchase of his company-leased vehicle in 1999).

(3) Amounts for 1999 consist of restricted shares of common stock (valued at the closing market price on the date of grant) all of which vested in full on April 2, 1999. Amounts for 2001 consist of restricted performance shares (valued at the closing market price on the date of grant) which vest in full and are converted into unrestricted common stock on the date that is five years after the grant date.

(4) Consists of shares of common stock subject to stock options granted pursuant to the Omnibus Stock Plan. (No stock appreciation rights have been granted.)

(5) Consists of cash payouts in fiscal year 1999 under the long-term incentive feature of the Omnibus Stock Plan for three-year cycles ended with fiscal year 1998 and payouts made in fiscal year 1999 in connection with the spin-off of the instruments and semiconductor equipment businesses.

(6) Consists of (a) company contributions (including interest) to Retirement Program and Supplemental Retirement Plan accounts for fiscal years 2001, 2000 and 1999, respectively (Dr. Levy, $71,411, $47,082 and $76,365; Ms.
    Finney, $22,218, $16,141 and $11,989; Dr. Ford, $26,298, $17,938 and
    $38,557; Mr. Guertin, $31,393, $21,969 and $43,818; and Mr. Phair, $25,488,
    $13,562 and $30,182); (b) company-paid premiums for group term life insurance in fiscal years 2001, 2000 and 1999, respectively (Dr. Levy, $1,960, $2,352 and $2,987; Ms. Finney, $886, $754 and $964; Dr. Ford,
    $2,288, $2,681 and $1,646; Mr. Guertin, $1,376, $2,218 and $1,765; and Mr.
    Phair, $1,115, $1,757
    and $1,542); (c) cash severance payments to Mr. Phair in fiscal year 1999 ($1,306,418); (d) company-paid premiums for disability insurance in fiscal years 2001, 2000 and 1999, respectively (Dr. Levy, $758, $758 and $787; Ms.
    Finney, $886, $526 and $382; Dr. Ford, $375, $364 and $357; Mr. Guertin,
    $656, $608 and $558; and Mr. Phair, $577, $723 and $249; and (e) consulting payments to Mr. Phair in fiscal year 1999 ($329,045).

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)
                             --------------------------------------------------
                                           PERCENT OF                             POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF       TOTAL                                   ASSUMED ANNUAL RATE OF
                             SECURITIES   OPTIONS/SARS                              STOCK PRICE APPRECIATION
                             UNDERLYING    GRANTED TO    EXERCISE                      FOR OPTION TERM(2)
                              OPTIONS/    EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------------
           NAME               GRANTED     FISCAL YEAR      SHARE        DATE           5%              10%
           ----              ----------   ------------   ---------   ----------   -------------   -------------
Richard M. Levy............   425,000        25.49%      $55.8125     11-17-10     $14,917,577     $37,804,069
Elisha W. Finney...........    90,000         5.40%      $55.8125     11-17-10     $ 3,159,016     $ 8,005,568
John C. Ford...............    90,000         5.40%      $55.8125     11-17-10     $ 3,159,016     $ 8,005,568
Timothy E. Guertin.........   100,000         6.00%      $55.8125     11-17-10     $ 3,510,018     $ 8,895,075
Joseph B. Phair............    90,000         5.40%      $55.8125     11-17-10     $ 3,159,016     $ 8,005,568

---------------

(1) Consists of two stock option grants, which were granted at an exercise price of 100% of the fair market value of the underlying shares on the grant date and expire ten years from the grant date. The first grant vests one-third of the shares five months after the grant and one thirty-sixth of the shares vests monthly from the sixth through twenty-ninth months after grant (Dr. Levy 350,000; Ms. Finney 65,000; Dr. Ford 65,000; Mr. Guertin 70,000 and Mr. Phair 65,000). The second grant vests one-third twelve months after the grant and one thirty-sixth of the shares vests monthly from the thirteenth through the thirty-sixth month after grant (Dr. Levy 75,000; Ms. Finney 25,000; Dr. Ford 25,000; Mr. Guertin 30,000 and Mr. Phair 25,000). The
    option holder may pay the exercise price in cash, promissory note or by delivery of already-owned shares. If a "change of control" of the Company occurs, the options become exercisable in full. What constitutes a "change in control" for this purpose is described below.

(2) These assumed rates are not intended to represent a forecast of possible future appreciation of the common stock or total stockholder return.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTIONS/SAR VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                           OPTIONS/SARS AT FISCAL        OPTIONS/SARS AT FISCAL
                               SHARES                            YEAR-END(#)                   YEAR-END($)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   -----------   -------------   -----------   -------------
Richard M. Levy............    175,000      8,135,736      558,211        393,058      18,545,883      8,277,146
Elisha W. Finney...........     35,150      1,534,526       59,357         73,643       1,569,864      1,151,524
John C. Ford...............     17,465        725,798      138,492         76,643       4,918,020      1,289,036
Timothy E. Guertin.........     98,004      3,817,472      100,689         96,281       3,105,473      1,902,768
Joseph B. Phair............     23,286      1,026,867      116,654         82,643       3,810,253      1,476,559

DEFERRED COMPENSATION PLAN

     Effective September 30, 2000, we adopted a voluntary deferred compensation plan which allows directors, executive officers and certain other management and highly compensated employees to forgo current compensation (up to 75% of base salary, up to 100% of incentive plan payments, stock option gains and, in the case of director participants, directors' fees) and invest it in various mutual funds or on a phantom basis in our common stock. As required, amounts deferred for fiscal year 2001 are included in the compensation of directors and the appropriate columns of the summary compensation table.

CHANGE IN CONTROL AGREEMENTS

     Under change of control agreements with senior executives, including the Chief Executive Officer and Chief Financial Officer, the Company will pay any of these executives who are terminated other than for "cause" or who resign for "good reason" within 18 months after a change in control a lump sum severance amount equal to 3.0 (in the case of the CEO) or 2.50 (in the case of the other senior executives) times the sum of the executive's annual base salary, plus the highest annual and multi-year bonuses paid to the individual in any of the three years ending before the termination date. "Good reason" includes generally a change in duties, a reduction in compensation, a material change in employee benefits, relocation and certain breaches of the agreement by the Company.

     Under each agreement, unvested stock options will become immediately exercisable and restrictions on restricted stock will be released as of the executive's termination date. In addition, we will continue the insurance and other benefits of the executive under the then-existing terms for up to 24 months (or, if earlier, the start of full time employment). If any of the payments are subject to excise tax under the excess parachute provisions of the Internal Revenue Code, we will increase the payments so that the person is in the same after-tax economic position.

     In general, a "change in control" occurs when (a) a person becomes the beneficial owner of 30% or more of Varian Medical Systems' voting power, (b) "continuing directors"--generally those already on the Board or nominated by those on the Board--are no longer a majority of the Company's directors, (c) the Company engages in a merger or similar transaction after which our stockholders do not hold more than 50% of the resulting company or (d) Varian Medical Systems dissolves, liquidates or sells all or substantially all of its assets. The officers agree not to voluntarily leave the Company when the Company is faced with a transaction that might result in a change in control.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

     The Organization and Compensation Committee of the Board--the Committee--determines the compensation of executive officers. It has provided you with this report to help you to understand the goals, policies and procedures it follows in making its determinations.

     The Committee's executive compensation philosophy is that compensation programs should:

     -  be closely aligned with the interest of the stockholders;

     -  be linked with business goals and strategies;

     - be competitive within our industry and community so that we can attract and retain high quality executives;

     - base a substantial portion of executive officers compensation on our financial performance measured against pre-determined objectives; and

     -  reward executive officers for good performance.

     Compensation of executive officers, including the Chief Executive Officer, is comprised of four elements--base salary, annual bonuses, stock ownership and other compensation.

BASE SALARIES

     Base salaries are designed primarily to provide compensation at competitive levels that enable the Company to attract and retain executives. They are intended to contribute less to total compensation than incentive-based compensation.

     In determining fiscal year 2001 salaries, the Committee considered each executive officer's fiscal year 2000 compensation, each executive officer's potential incentive compensation in fiscal year 2001, each executive officer's position and responsibilities, published market data on other companies' anticipated salary increases for 2001 and the Company's financial performance in fiscal year 2000. The Committee also reviewed executive compensation surveys on salaries paid to executive officers of electrical/electronic businesses and medical companies with comparable sales volume and peer group proxy surveys in year 2000. The Committee fixed salaries that placed each officer at approximately the 75th percentile of the survey data.

ANNUAL INCENTIVE AWARDS

     We also have created annual incentives for executive officers through potential cash awards under a Management Incentive Plan intended to link compensation directly to improved financial performance.

     The Committee based executive officers awards for fiscal year 2001 on return on sales ("ROS") and cash flow ("CF") achieved by the executive's business unit and the Company as a whole. For Mr. Guertin and Mr. Ford, the Committee based 40% of their awards on Company ROS and CF and 60% on their respective business unit ROS and CF. The Committee based 100% of Dr. Levy's, Mr. Phair's and Ms. Finney's awards on Company ROS and CF. Awards for the Company's executive officers listed in the Summary Compensation Table could have ranged from zero to 200% of the executive officer's base salary for fiscal year 2001 depending on the ROS and CF targets achieved and the predetermined participation levels for that executive. The Committee determined each executive officer's participation level based on the amounts fixed for comparably situated officers for fiscal year 2001.

STOCK OPTIONS

     We believe that executive officers and other employees who are in a position to make a substantial contribution to our long-term success and to build stockholder value should have a significant stake in our on-going success. As a result, we have granted non-qualified stock options to the Chief Executive Officer and other executive officers under our Omnibus Stock Plan in order to retain talented personnel and to align their compensation with stockholder value. Because the stock options have an exercise price equal to the market price of our stock on the grant date and vest over three years, stock options compensate executive officers only if the stock price increases after the grant date and the executive officer remains employed for the periods required for the stock option to become exercisable.

RESTRICTED STOCK (PERFORMANCE SHARES)

     To compensate the Company's Chief Executive Officer and executive officers for their special contributions to the Company's continued business growth and their individual efforts in pursuit of an attempted acquisition in the 2001 fiscal year, on advice of the Company's compensation consultant, we granted unfunded restricted performance shares to these individuals under our Omnibus Stock Plan. Performance shares are not granted annually, and are principally used in exceptional circumstances to reward executives for their individual performance.

OTHER COMPENSATION

     To attract and retain talented executive officers, the Committee also has approved arrangements giving executive officers certain perquisites, such as use and purchase of an automobile under our executive car program, reimbursement for tax planning and return preparation and financial counseling services, reimbursement for any taxes paid on certain perquisites and reimbursement for annual medical examinations. In order to make retirement contributions which could not be contributed to executive officers' qualified retirement accounts due to Internal Revenue Code limitations, we also maintain a Supplemental Retirement Plan--the SRP--under which we make supplemental retirement contributions. In fiscal year 2001, Varian Medical Systems adopted a Deferred Compensation Plan--the DCP--under which eligible employees may defer a portion of their cash compensation into this plan. The SRP is now included in the DCP. We also permit executive officers to participate in compensation and benefit programs generally available to other employees, such as the Employee Incentive Plan, 401(k) Retirement Program and supplemental life and disability insurance program.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     U.S. tax law does not let us deduct from the Company's federal taxable income certain compensation paid to the chief executive officer and the next four most highly compensated executive officers that is not variable or at risk and which exceeds $1,000,000. Stockholders approved the Management Incentive Plan under which fiscal year 2001 awards were made and the Omnibus Stock Plan under which stock options and performance shares were granted so that awards under those plans would be eligible for continued tax deductibility. However, the Committee considers one of its primary responsibilities to be structuring a compensation program that will attract, retain and reward executive talent necessary to maximize stockholder return. Accordingly, the Committee believes that the Company's interests are best served in some circumstances by providing compensation (such as salary, perquisites and special cash bonuses) which might be subject to the U.S. tax law deductibility limitation.

BASES FOR CEO COMPENSATION

     The Committee followed generally the same policies and programs described above for compensation of executive officers in determining fiscal year 2001 compensation for Dr. Levy as President and Chief Executive Officer.

DR. LEVY

     The Committee set Dr. Levy's annual base salary for fiscal year 2001 in accordance with the policies and considerations used to determine the fiscal year 2001 salaries of the other executive officers. In line with other Company executive officers, this salary placed him slightly below the 75th percentile of chief executive officers based on the survey data that the Committee considered.

     We also paid Dr. Levy an incentive award for fiscal year 2001 (in accordance with the Management Incentive Plan described above) equal to 158.44% of his base salary during fiscal year 2001.

                                      John Seely Brown                      David W. Martin
                                      Samuel Hellman                        Burton Richter
                                      Terry R. Lautenbach                   Richard W. Vieser (Chairman)

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board--the Audit Committee--consists of three directors whose signatures appear below. Each member of the Audit Committee is "independent", as defined in the New York Stock Exchange Rules.

     The Audit Committee's general role is to assist the Board in monitoring the Company's financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter annually, and did so in the corporation's 2001 fiscal year.

     As required by the charter, the Audit Committee reviewed the Company's financial statements for fiscal year 2001 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, our independent public accountants, to discuss the financial statements. The Audit Committee also discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

     In addition, the Audit Committee discussed with representatives of PricewaterhouseCoopers LLP their independence from management and Varian Medical Systems, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     Based on these discussions, the financial statements review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors (and the Board approved) that audited financial statements be included in the Annual Report on Form 10-K for the year ended September 28, 2001.

     Furthermore, in connection with the new standards for independence of auditors promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by our independent public accountants, PricewaterhouseCoopers LLP, and the fees the Company paid for these services, and also reviewed whether the provision of the services is compatible with maintaining the accountant's independence. The Audit Committee determined that the provision of the services is compatible with maintaining that independence.

     Terry R. Lautenbach (Chairman)
     David W. Martin, Jr.
     Richard W. Vieser

                               PERFORMANCE GRAPHS

VARIAN ASSOCIATES, INC.

     This graph shows the total return on Varian Associates, Inc. common stock and certain indices from September 27, 1996 until April 1, 1999--immediately before Varian Associates, Inc. spun off to its stockholders its instruments and semiconductor equipment businesses.

                COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN*
                  AMONG VARIAN ASSOCIATES, THE S & P 500 INDEX
                     AND THE S & P TECHNOLOGY SECTOR INDEX

                              [PERFORMANCE GRAPH]
*$100 INVESTED ON 9/27/96 IN STOCK OR ON 9/30/96
IN THE S & P 500 INDEX AND THE S & P TECHNOLOGY SECTOR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.

                                                                CUMULATIVE TOTAL RETURN
                                                      --------------------------------------------
                                                      9/27/1996   9/26/1997   10/2/1998   4/1/1999
                                                      ---------   ---------   ---------   --------
VARIAN ASSOCIATES                                      100.00      126.79       72.88       82.36
S & P 500                                              100.00      140.45      153.15      195.02
S & P TECHNOLOGY SECTOR                                100.00      162.40      183.87      276.02

VARIAN MEDICAL SYSTEMS, INC.

     This graph shows the total return on Varian Medical Systems' common stock and certain indices from April 5, 1999--the first trading day after Varian Associates, Inc. spun off to its stockholders its instruments and semiconductor equipment businesses--(except as indicated) and the last day of fiscal year 2001.

                COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN*
       AMONG VARIAN MEDICAL SYSTEMS, INC., THE S & P SMALL CAP 600 INDEX
                 AND THE JP MORGAN H & Q MEDICAL PRODUCTS INDEX

                              [PERFORMANCE GRAPH]

*$100 INVESTED ON 4/5/99 IN STOCK AND JP MORGAN H & Q MEDICAL PRODUCTS INDEX, OR ON 3/31/99 IN S & P SMALLCAP 600 INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.

                                                                CUMULATIVE TOTAL RETURN
                                                      --------------------------------------------
                                                      4/5/1999   10/1/1999   9/29/2000   9/28/2001
                                                      --------   ---------   ---------   ---------
VARIAN MEDICAL SYSTEMS, INC                            100.00     119.45      246.76      350.31
S & P SMALLCAP 600                                     100.00     109.83      136.38      137.74
JP MORGAN H & Q MEDICAL PRODUCTS                       100.00      87.44      102.84      105.60

                          INDEPENDENCE OF ACCOUNTANTS

     Audit Fees: The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered for (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2001, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q were $391,018.

     Financial Information System Design Implementation Fees: For the fiscal year that ended September 28, 2001, the Company paid PricewaterhouseCoopers LLP no fees for financial information system design implementation services.

     All Other Fees: The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for services other than those described above for the fiscal year that ended September 28, 2001 were $638,940. These fees primarily related to (i) statutory audits of foreign subsidiaries, (ii) consultations on effects of various accounting issues and changes in professional standards and
(iii) income and other tax-related services.

     The Company's Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP, and the fees the Company paid for these services, and reviewed whether the provision of the services is compatible with maintaining the accountant's independence. The Audit Committee determined that the provision of the services is compatible with maintaining that independence.

P
R
O
X
Y


                          VARIAN MEDICAL SYSTEMS, INC.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--FEBRUARY 14, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of Varian Medical Systems, Inc. hereby constitutes and appoints RICHARD M. LEVY and JOSEPH B. PHAIR, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Varian Medical Systems, Inc. to be held at the Sheraton Palo Alto, Sequoia/Oak Conference Room, 625 El Camino Real, Palo Alto, CA 94301, on February 14, 2002, at 1:00 p.m., and at any adjournment(s) or postponement(s) thereof.

    Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees, and in accordance with the judgment of the proxies as to the best interests of Varian Medical Systems upon such other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith. With respect to the election of directors, the proxies shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in such order as they may determine.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
            (If you have written in the above space, please mark the
              corresponding box on the reverse side of this card)

             PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE
                      ENCLOSED POSTAGE-PAID RETURN ENVELOPE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                                                            -----------
                                                            SEE REVERSE
                                                                SIDE
                                                            -----------

                           -- FOLD AND DETACH HERE --


                                [GRAPHIC OF MAP]




                    625 EL CAMINO REAL - PALO ALTO, CA 94301
                  PHONE: (650) 328-2800 - FAX: (650) 327-7362


                                [SHERATON LOGO]

                               SHERATON PALO ALTO
                                     HOTEL


                                   LOCATER MAP

The Sheraton Palo Alto Hotel is easily accessible from Highway 101 and from Interstate 280.

- From Highway 101 in either direction, exit Embarcadero Rd. WEST to El Camino Real. Turn right on El Camino Real. The hotel is located 3 blocks down on the right.

- From Interstate 280 in either direction, exit Page Mill Rd. EAST to El Camino Real. Turn left on El Camino Real. Travel approximately 2 miles on El Camino Real. The hotel is located on the right.